UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2008
XENOPORT, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51329 (Commission File No.)	94-3330837 (IRS Employer Identification No.)
3410 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (408) 616-7200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events
Item 8.01 Other Events.
     On September 16, 2008, XenoPort, Inc., and GlaxoSmithKline announced that a new drug application (“NDA”) had been submitted to the U.S. Food and Drug Administration requesting approval of XenoPort’s most advanced product candidate, XP13512, known in the United States by the trade name Solzira™, for the treatment of moderate-to-severe primary restless legs syndrome, or RLS. RLS is a common, under-diagnosed neurological condition that frequently manifests itself as a sleep disorder. RLS affects an estimated 12 million people in the United States and can result in distressing symptoms that disrupt sleep and significantly impact daily activities.
     Solzira is a non-dopaminergic new chemical entity that provides improvement in the symptoms of RLS with the convenience of a once-daily formulation. The NDA submission for Solzira (gabapentin enacarbil) Extended Release Tablets for the treatment of moderate-to-severe primary RLS is based on a comprehensive Phase 3 clinical development program for Solzira in patients with moderate-to-severe primary RLS, including data from two randomized, double-blind, placebo-controlled trials (PIVOT RLS I and PIVOT RLS II), which evaluated the safety and efficacy of Solzira over 12 weeks. The submission also included results from a third pivotal trial (PIVOT RLS Maintenance) evaluating the ability of Solzira to maintain efficacy in treating RLS symptoms over a nine-month period. The most common side effects of Solzira were dizziness and somnolence.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenoPort, Inc. (Registrant)
Dated: September 16, 2008	By:	/s/ William J. Rieflin
William J. Rieflin
President